Artisan Partners Asset Management Inc. Reports August 2022 Assets Under Management
Milwaukee, WI - September 12, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of August 31, 2022 totaled $132.7 billion. Artisan Funds and Artisan Global Funds accounted for $63.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $69.2 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of August 31, 2022 - ($ Millions)
Growth Team
Global Opportunities	$20,016
Global Discovery	1,687
U.S. Mid-Cap Growth	11,991
U.S. Small-Cap Growth	3,389
Global Equity Team
Global Equity	543
Non-U.S. Growth	13,683
Non-U.S. Small-Mid Growth	6,803
China Post-Venture	188
U.S. Value Team
Value Equity	3,717
U.S. Mid-Cap Value	3,195
Value Income	10
International Value Team
International Value	28,867
International Explorer	47
Global Value Team
Global Value	21,554
Select Equity	355
Sustainable Emerging Markets Team
Sustainable Emerging Markets	975
Credit Team
High Income	7,036
Credit Opportunities	137
Floating Rate	45
Developing World Team
Developing World	4,223
Antero Peak Group
Antero Peak	3,250
Antero Peak Hedge	945
EMsights Capital Group
Global Unconstrained	15
Emerging Markets Debt Opportunities	42
Emerging Markets Local Opportunities	10

Total Firm Assets Under Management ("AUM")	$132,723
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $81 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.